THE PLUMBER'S SECRET LLC
                              45 Mine Brook Road
                         Colts Neck, New Jersey 07222
                           Telephone (732) 936-9660
                           Facsimile (732) 936-9665




March 11, 1999


B.V.T.V. Inc.
I.D. # 04-3062874
f/s/o Bob Vila
P.O. Box 749
Marstons Mills, MA 02648

Gentlemen:

     This letter, when executed by B.V.T.V., Inc. ("Supplier") and by The Plumber's Secret LLC ("PS"), shall constitute a valid and binding agreement between Supplier and PS with respect to Supplier's providing to PS the services of Bob Vila ("Artist") to advertise and promote The Plumber's Secret ("Products/Services") upon the terms and conditions hereinafter set forth.

          1. TERM. The initial term of this agreement shall commence as of the date hereof and continue for as long as Vila Enterprises is an owner of PS (the "Term").

          2.     SERVICES

               (a) Production of Advertising Materials. PS shall have the right to utilize Artist's services, and Supplier shall cause Artist to render said services in and in connection with the production of advertising materials for PS.

               (b) Professional Rendition of Services. Supplier agrees to cause Artist to (i) attend and participate in the production sessions as requested by PS, and (ii) render services in connection with the production of the commercials in a first-class, competent and artistic manner as needed and/or directed by PS subject to Artist's prior commitments. It is understood that Artist shall not be required to narrate or deliver any copy that violates Artist's professional status or that Artist believes is factually inaccurate.

          3.     OWNERSHIP, USE AND TERRITORY.

               (a) Supplier acknowledges that neither Supplier nor Artist will claim any right, title or interest in or to the Materials produced hereunder, or any elements thereof, or in or to any of PS's trademarks, service marks, trade names or copyrights. The name, likeness, etc. of Bob Vila shall remain the property of Supplier.

               (b) PS shall have the full and complete right, during the Term, to broadcast, use, reproduce, publish, copyright and/or exhibit the Materials, and any versions or revisions thereof, in any and all forms of audio-visual media, now in existence or hereafter devised, including but not limited to national and spot television broadcasting, cable, closed circuit television, industrial usage, electronic media and Internet, anywhere in the world (the "Territory"), with such frequency and at such times as PC shall elect.

          4. COMPENSATION. In fully consideration for Supplier's and Artist's performance of the provisions of this Agreement and for all of the rights and options granted by Supplier and Artist hereunder, PS agrees to pay and Supplier agrees to accept for the length of the Term:

               (a)     The sum of $100,000 payable upon execution.

               (b) If travel is necessary, PS agrees to provide (i) first-class round-trip airfare to and from the location where a session is held for two (2) people, (ii) first-class hotel accommodations for two people, single room (to include room and room tax only), (iii) local ground transportation and (iv) actual expenses for two (2) people, which sums shall not be credited against the fee.

          5.     USE OF NAME, LIKENESS AND TESTIMONIAL.

               (a) During the Term hereof, PS shall have the right to use and permit the use of Artist's name, likeness, performance, photograph, voice, biography and/or endorsement in the Products/Services and for purposes of advertising, promotion and publicity.

               (b) Artist warrants and represents that Artist is now and shall remain a user of Client's Products/Services and that the statements Artist has made or will make during the Term concerning the Products/Services reflect Artist's true and honest opinion of and experience with the Products/Services.

          6. RIGHT TO ENTER AGREEMENT. Supplier and Artist have fully power and authority to enter into this Agreement and to perform all of the obligations hereunder without violating the legal or equitable rights of any third party.

          7. CITIZENSHIP AND IMMIGRATION. Artist is legally permitted to perform the services provided hereunder and PS's use of such services shall not violate any laws or regulations pertaining to the employment of individuals. At PS's request, Supplier shall provide PS with all necessary work permits or certification or proof of citizenship.

          8. EXECUTION OF SUPPLEMENTAL AGREEMENT. Supplier shall cause Artist to execute and deliver to PS the inducement letter attached hereto as Exhibit A and this Agreement shall have no force and effect unless such inducement letter is signed and delivered by Artist.

          9. PAY OR PLAY. PS shall be under no obligation to cause the Materials produced hereunder to be used or broadcast or to use Artist's services, it being understood that the sole obligation of PS and Client is to make the payments required by this Agreement.

          10.     INDEMNITY.

               (a) PS shall defend, indemnify and hold Supplier and Artist harmless from and against any liability, loss, damage or expense (including reasonable legal fees and disbursements) arising out of the breach by PS of this Agreement or as a result of any representation, warranty, information or materials prepared or supplied by PS concerning advertising or use of PS's products and/or services or out ofthe production or exhibition of the same, or any product liability actions brought against Supplier and/or Artist or for any other claim arising out of the Products/Services produced hereunder.

               (b) Supplier and Artist shall defend, indemnify and hold PS and Client and their respective directors, officers, employees, licensees, agents and assigns harmless from and against any liability, loss, damage or expense (including reasonable legal fees and disbursements) arising out of any breach by Supplier or Artist of any of Supplier's or Artist's representations, warranties or obligations hereunder.

               (c) Each indemnification is conditioned upon prompt notice to the indemnifying party of any claim, suit or proceeding made or brought against the indemnified party which the indemnified party believes to be within the coverage of this paragraph. The indemnifying party shall have the right to defend such claim, suit or proceeding at its expense with counsel of its own (or its insurer's) choosing. The parties shall cooperate with each other in the defense of such claim, suit or proceeding. The provisions of this paragraph shall survive the termination or expiration of the Term of this Agreement.

          11. INDEPENDENT CONTRACTOR. Supplier's and Artist's respective status hereunder is that of independent contractors and not employees of PS. Supplier and Artist shall not be entitled to any benefits from PS including, without limitation, worker's compensation, disability benefits, health, medical or life insurance programs, pension, profit sharing or other employer-benefit plans or programs maintained by PS. Supplier shall discharge all of Supplier's obligations imposed by any federal state or local law, regulation or order now or hereafter in force, including but not limited to the filing of all returns and reports required and the payment of assessments, taxes, contributions and other sums required by Supplier, and the Supplier agrees to and does hereby indemnify and hold PS harmless from and against all claims and demands resulting from Supplier's failure to comply with the provisions of this paragraph.

          12. NO WAIVER. Failure by either party to exercise rights granted to it herein upon the occurrence of any of the contingencies set forth in this Agreement shall not in any event constitute a waiver of such rights upon the recurrence of such contingencies.

          13. NOTICES. Service of any notice under this Agreement shall be deemed to have been sufficiently given if in writing and delivered personally or mailed by certified mail or registered mail or transmitted by facsimile to Supplier at the address stated above (facsimile number 508-428-3179) with a copy concurrently to Ronald E. Feiner P.C. (facsimile number 212-755-0431); and if notice is to be given to PS, then by Supplier forwarding same in the manner herein set forth to P.S. at the address and fax number stated above. Any notice so delivered, mailed or transmitted shall be deemed to have been given on the day it is delivered personally, mailed or transmitted. Either party, by like notice, may designate a different address to which notices shall thereafter be sent.

          14. CAPTIONS. The captions in this Agreement are inserted solely for purposes of facilitation easy reference and shall not be construed in any way as a part of the text, or as altering the substantive provisions of this Agreement.

          15. CHOICE OF LAW. This Agreement shall be construed in accordance with the substantive laws of the State of New York, excluding its conflicts of laws rules. Suppliers agrees and consents that jurisdiction and venue of all matters relating to this Agreement shall be vested exclusively in the federal, state and local courts within the State of New York unless otherwise superseded by the arbitration provisions contained in any applicable collective bargaining agreement to which PS is a signatory.

          16. SEVERABILITY. If any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provision herein.

          17. USE OF COUNSEL. Supplier represents that Supplier and Artist have consulted with legal counsel of their own choosing in connection with the negotiation and execution of this Agreement or have knowingly chosen not to do so.

          18. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between Supplier and PS with respect to the subject matter of this Agreement and supersedes all prior agreements. No waiver, modification or addition to this Agreement shall be valid unless in writing and signed by the parties hereto.

          Supplier's signature at the end hereof, together with PS's shall constitute this a binding agreement between the parties hereto.

                                        Very truly yours,

                                        THE PLUMBER'S SECRET LLC

                                               /s/ Frank Leo
                                        By: ________________________
                                               Frank Leo

                                                Member
                                        Title: _______________________

                                                3/16/99
                                        Date: _______________________

AGREED AND ACCEPTED;

B.V.T.V. INC.
ID#04-3062874


   /s/ Robert Vila
By: ______________________

         President
Title: ____________________

         March 24, 1999
Date: ____________________

                                             As of ___________________



The Plumber's Secret LLP
45 Mine Brook Road
Colts Neck, NJ 07227

Gentlemen/Ladies:

          Reference is made to an agreement dated as of March 11, between B.V.T.V. Inc. and The Plumber's Secret LLC ("PS") for the services of Bob Vila (the "Agreement").

          In order to induce PS to enter into said Agreement with B.V.T.V. Inc. and in order to induce the execution thereof, I hereby warrant and represent that I have read said Agreement ant that I agree to perform all of the obligations and undertakings required of me thereunder and to abide by all the restrictions contained therein as they are applicable to me, regardless of whether B.V.T.V. continues to be my employer in connection with such services.

          I acknowledge that payments by PS to B.V.T.V. Inc. as set forth in said Agreement shall fully discharge PS's obligations to me.

                                   Very truly yours,


                                   /s/ Robert Vila
                                   ______________________________
                                   Bob Vila